Exhibit 10.21

AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT
THIS AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT (“Agreement”) dated as of December 29, 2017 (“Signing Date”), is entered into between Inovio Pharmaceuticals, Inc. a Delaware corporation having its principal place of business at 660 West Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 (“Inovio”) and Beijing Apollo Saturn Biological Technology Limited., a PR China corporation having its principal place of business at B2358 Second Floor, Building 3, No8 Hangfeng Road, Fengtai, Beijing (“Apollo”).
BACKGROUND
A.    Inovio is developing a DNA immunotherapy product designed to treat precancers and certain dysplasias caused by human papillomavirus (HPV), VGX-3100 (as further defined below, the “Product”). Inovio owns or controls certain patents, know-how and other intellectual property relating to such Product;
B.    Apollo desires to develop and to commercialize the Product in the Field in the Territory, and Inovio desires to have the Product developed and commercialized in the Field in the Territory by Apollo, in accordance with this Agreement; and
C.    Apollo desires to obtain from Inovio certain license rights for the Product in the Field in the Territory, and Inovio is willing to grant to Apollo such rights on the terms and conditions set forth in this Agreement; and
D.    As stated herein, the Parties desire to amend and restate the License and Collaboration Agreement, dated as of January 20, 2017, by and between Inovio and Apollo, as amended by the Amendment to License and Collaboration Agreement dated as of October 23, 2017.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1    “Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be, for as long as such control exists. As used in this Section 1.1, “control” shall mean: (a) to possess, directly or indirectly, the power to direct the management and policies of such person, corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such person, corporation or other entity. A “Controlled Affiliate” is an Affiliate that is controlled by a Party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.2    “Apollo Know-How” shall mean all scientific, medical, technical, marketing, regulatory and other information relating to the Product (including Data) that is owned or Controlled by Apollo or its Controlled Affiliates during the Term of this Agreement and that is needed by or reasonably useful to Inovio in order for Inovio to exercise its rights or perform its obligations under this Agreement. Apollo Know-How shall include all such items that are generated by or under authority of Apollo during the Term of this Agreement.
1.3    “Biosimilar Product” means in a particular country with respect to a Product, any pharmaceutical product that: (A) (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Apollo or any of its Affiliates, licensees or sublicensees with respect to such product; and (c) is approved as a “biosimilar” or “similar biological medicinal product” or similar designation by the Regulatory Authorities in such country of such Product, with respect to which such Product is the “reference medicinal product” for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., any CFDA equivalent to the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law) and where such regulatory approval was based in significant part upon clinical data generated by Apollo (or its Affiliate or Sublicensee) with respect to such Product, or (B) is a product including one or more DNA plasmids with greater than 90% homology (as measured by amino acid identity for the antigen coded for) to the DNA plasmids included in VGX-3100 that is commercialized in the Field and in the Territory.
1.4    “CFDA” shall mean the China Food and Drug Administration, or any successor entity thereto performing similar functions.
1.5    “Commercially Reasonable Efforts” shall mean that level of efforts and resources consistent with the usual practice followed by a comparably-sized pharmaceutical company in the exercise of reasonable business discretion relating to other pharmaceutical products owned by it or to which it has exclusive rights, which is of similar market potential and at a similar stage in development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including without limitation technical, legal, scientific, and/or medical factors.
1.6    “Collaboration IP” shall mean any Patents, Know-How or other intellectual property right, that is conceived or generated in the course of performing activities under this Agreement related to the Product (a) solely by or on behalf of employees, agents or independent contractors of Inovio or any of its Affiliates, (b) solely by or on behalf of employees, agents or independent contractors of Apollo or any of its Affiliates or (c) jointly by or on behalf of (i) employees, agents or independent contractors of Inovio or any of its Affiliates and (ii) employees, agents or independent contractors of Apollo or any of its Affiliates.
1.7    “Combination Product” shall mean:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)    a single pharmaceutical formulation containing as its active ingredients both (i) the DNA plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active ingredients,
(b)    a combination therapy comprised of (i) the DNA plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products, or
(c)    a combination therapy comprised of (i) the DNA plasmid(s) found in a Product and (ii) one or more other therapeutically or prophylactically active products, packaged separately but sold together for a single price,
(d)    in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product;
provided that all such combinations shall not include an immunostimulant.
The Parties agree that in any instance that the term Product is mentioned herein, all rights or obligations related to the Product also includes Combination Product, unless Combination Product is expressly differentiated from Product.
1.8    “Companion Diagnostic” shall mean any product that is used for predicting and/or monitoring the response of a human being for treatment with a Product (e.g. device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the disease, etc.).
1.9    “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights of a Party, shall mean that such Party or its Controlled Affiliate owns or possesses rights to intellectual property sufficient to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.
1.10    “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patents to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.11    “Data” shall mean any and all research data, pharmacology data, preclinical data, clinical data and/or all regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, Marketing Approval or the like for, the Product, in each case that are Controlled by a Party or its Controlled Affiliates as of the Effective Date or during the Term of this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.12    “Delivery Device” shall mean an electroporation-based DNA delivery device developed using Inovio’s proprietary DNA delivery technology necessary or useful for the delivery of a Product. Delivery Device shall include all current and future versions and delivery devices developed by Inovio as of the Effective Date and during the Term, including all current and future versions of software and hardware necessary or useful for the delivery of a Product.
1.13    “Delivery Device IP” shall mean all intellectual property rights (including patent rights and copyrights) owned or Controlled by Inovio which Cover the Delivery Device, or related software.
1.14    “Effective Date” shall mean the date that Apollo obtained approval to make this Agreement effective from its Board of Directors and Shareholders, and the Board of Directors and Shareholders of its Affiliate, ApolloBio Corp., after the Signing Date.
1.15    “Existing Agreements” shall mean the UPenn Agreement, Sphergen Cross-License, and VGXI Supply Agreement.
1.16     “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing similar functions.
1.17    “Field” shall mean the diagnosis, treatment and/or prevention of any disease or health condition in humans or animals, including without limitation: (1) pre-cancerous HPV infections and (2) HPV-driven dysplasias of the genital tract or head and neck; provided that (a) such disease or health condition does not involve any HPV driven cancers and (b) excludes any and all combinations of VGX-3100 with other immunostimulants.
1.18    [LEFT INTENTIONALLY BLANK]
1.19    “First Commercial Sale” shall mean the first bona fide, arm’s length sale of a Product in the Territory following receipt of Marketing Approval of such Product in the Territory.
1.20    “IND” shall mean any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §321 before the commencement of clinical trials of a Product, or any comparable filings with any Regulatory Authority in any other jurisdiction.
1.21    “INO-3112” shall mean the vaccine known as INO-3112 that contains as active ingredients: one (1) DNA plasmid that encodes for an engineered HPV type 16 E6 and E7 oncogene, one (1) DNA plasmid that encodes for an engineered HPV type 18 E6 and E7 oncogene and a DNA plasmid that encodes for either IL-12 or [***].
1.22    “INO-3112 Field” shall mean all uses in humans, including, but not limited to, prophylactic and therapeutic treatment as well as diagnosis and palliation of human diseases except for the fields of treatment of (1) pre-cancerous HPV infections; or (2) HPV-driven dysplasias of the genital tract or head and neck.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.23    “Inovio Know-How” shall mean all scientific, medical, technical, regulatory and other information relating to VGX-3100, the Delivery Device and the Product (including the Data) that is owned or Controlled by Inovio or its Controlled Affiliates as of the Effective Date or during the Term of this Agreement and that is generated or utilized by Inovio in developing or producing the Product and the Delivery Device or that is otherwise reasonably necessary for Apollo to exercise its rights or perform its obligations under this Agreement.
1.24    “Inovio Manufacturing Technology” means all Inovio Know-How and Inovio biological materials that are necessary or reasonably useful for Apollo (or its Third Party manufacturer) to manufacture VGX-3100, the Delivery Device and/or Products, including (to the extent applicable and in the possession and Control of Inovio and/or its Affiliate(s)) information with respect to the production, manufacture, processing, filling, finishing, packaging, inspection, receiving, holding and shipping of VGX-3100, the Delivery Device and/or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control).
1.25    “Inovio Patents” shall mean: (a) the Patents owned or Controlled by Inovio or its Controlled Affiliates that cover VGX-3100, or that are useful or necessary to research, develop, manufacture or commercialize VGX-3100 and Products, including those listed on Exhibit 1.21, and (b) Inovio’s interest in any Patents among the Collaboration IP, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any such Patents.
1.26    “Know-How” shall mean data, knowledge and information, including materials, samples, cell lines, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, processes, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Products, and/or the Delivery Device.
1.27    “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in the Field in the Territory.
1.28    “Marketing Approval Application” (or “MAA”) shall mean a New Drug Application (or its equivalent) submitted to the FDA in the United States, the CFDA in the Territory, or a corresponding application that has been submitted to a Regulatory Authority in any other jurisdiction.
1.29    “MedImmune Agreement” shall mean that certain Collaboration and License Agreement between Inovio and MedImmune Ltd., dated August 7, 2015, as amended.
1.30    “Net Sales” shall mean, with respect to the Product for any period, the total gross amount billed or invoiced on sales of such Product during such period by Apollo, its Affiliates, or Sublicensees in the Territory to Third Parties (including distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Product and actually incurred, paid or

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accrued by Apollo, its Affiliates or Sublicensees and not otherwise recovered by or reimbursed to Apollo, its Affiliates, or Sublicensees:
(a)    trade, cash, price, and quantity discounts actually given to Third Parties;
(b)    price reductions, rebates or other payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;
(c)    taxes and other governmental charges and fees on sales (such as sales, value added, or use taxes, other than income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced and borne by such Third Party;
(d)    amounts repaid or credited by reason of rejections, defects, return goods allowances, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;
(e)    the portion of administrative fees, chargeback payments and rebates (or the equivalent thereof) paid during the relevant time period to group purchasing organizations, Governmental Authorities, trade customers, managed health care organizations or pharmaceutical benefit managers or government prescription drug plans (or analogous plans) relating to such Product;
(f)    bad debts actually written off which are attributable to sales of Product, to the extent such amounts have not been previously deducted; provided, however, that any such amounts that are written off will be added back in a subsequent period to the extent later collected; and
(g)    freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services.
Sales between Apollo and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users. In addition, Apollo, its Affiliates and/or Sublicensees, as applicable, may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with generally accepted accounting principles in China, until such amounts are actually collected.
1.31    “Annual Net Sales” shall mean total Net Sales of Products sold in the Territory in a particular calendar year. For such purposes, units of the Product shall be considered sold when the Product is shipped to a customer or the revenue from such sale is recognized by the seller for financial reporting purposes, whichever occurs first.
1.32    “Party” shall mean Inovio or Apollo individually, and “Parties” shall mean Inovio and Apollo collectively.

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1.33    “Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing.
1.34    “Product” shall mean VGX-3100, in any dosage form, formulation, or mode of delivery.
1.35    “Regulatory Authority” shall mean the FDA or CFDA, or a regulatory body with similar regulatory authority in any other jurisdiction within the Territory.
1.36    “Senior Executives” shall mean the Chief Executive Officers (or an authorized representative designated by the Chief Executive Officer) of each Party.
1.37    “Sphergen Cross-License” shall mean the agreement between Sphergen, having its registered office at Genopole Enterprise 4 rue Pierre Fontaine 91058 Evry cedex, and Genetronics, Inc., a wholly owned subsidiary of Inovio, dated May 3, 2006, as amended.
1.38    “Sublicensee” shall mean a Third Party to whom Apollo has granted a right to develop, make, sell, market, distribute and/or promote a Product in the Field in the Territory pursuant to Section 2.2, the right to and “Sublicense” shall mean an agreement or arrangement between Apollo and a Sublicensee granting such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or reseller of a Product who does not market or promote such Product.
1.39    “Territory” shall mean the People’s Republic of China, wherein the People’s Republic of China includes mainland China, Hong Kong, Macao, and Taiwan. Additionally, the term “Territory” shall also include the Republic of Korea if there is no granted Inovio patent in China covering the Product within three (3) years from the Effective Date; provided that during the period until three (3) years after the Effective Date, Inovio will not grant to any Third Party any rights or licenses to VGX-3100 or the Product in the Republic of Korea.
1.40    “Third Party” shall mean any person, corporation, joint venture or other entity, other than Inovio, Apollo and their respective Affiliates.
1.41    “UPenn Agreement” shall mean the agreement between VGX Pharmaceuticals, Inc., a wholly owned subsidiary of Inovio, and the Trustees of the University of Pennsylvania dated April 16, 2007, as amended.
1.42    “Valid Claim” shall mean, as applicable, a claim in any (a) unexpired and issued patent in the group of Inovio Patents that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (b) pending patent application in any country of the Territory that is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within ten (10) years after the filing date, such claim shall not be a Valid Claim for the purposes of this Agreement,

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unless and until such claim issues as a claim of any issued patent (from and after which time the same would be deemed a Valid Claim).
1.43    “VGX-3100” shall mean an immunotherapy product VGX-3100, which contains as the active ingredients: one (1) DNA plasmid that encodes for an engineered HPV type 16 E6 and E7 oncogene, one (1) DNA plasmid that encodes for an engineered HPV type 18 E6 and E7 oncogene, including any improvements to such product developed by or on behalf of Inovio during the Term of this Agreement.
1.44    “VGXI Supply Agreement” shall mean the agreement among VGXI, Inc., VGX International, Inc., and VGX Pharmaceuticals, Inc. (a predecessor in interest to Inovio) dated June 28, 2008, as amended.

ARTICLE II

GRANT OF LICENSE
2.1    Licenses.
(a)    License Grant from Inovio to Apollo. Subject to the terms and conditions of this Agreement, Inovio hereby grants to Apollo:
(i)    a limited, exclusive, non-transferable and non-assignable (except to the extent this Agreement is assignable) license, with the right to sublicense through one tier only, i.e., such sublicensees have no right to further sublicense, except as provided Section 14.2(k)) during the Term of this Agreement under the Inovio Patents, Inovio Know-How, and Inovio’s interest in any Collaboration IP, to develop, use, make, have made, offer for sale, sell, import, market, distribute and promote VGX-3100 and the Products; in each case solely in the Field in the Territory. The rights and licenses in this Section 2.1 shall be exclusive even as to Inovio; and
(ii)    a limited, exclusive (even as to Inovio), royalty-free, non-transferable and non-assignable (except to the extent this Agreement is assignable) license (with the right to sublicense through multiple tiers) under the Inovio Patents, Inovio Know-How, Delivery Device IP, and Inovio’s interest in any Collaboration IP to make and have made (to the extent provided in and subject to the terms and conditions of Articles 4 and 9) develop, use, offer for sale, sell, import, market, distribute and promote Delivery Devices, for the sole purpose of use in connection with the Product in the Field in the Territory.
(iii)    A limited, exclusive (even as to Inovio), royalty-free, non-transferable and non-assignable (except to the extent this Agreement is assignable) license (with the right to sublicense through multiple tiers) under the Inovio Patents and Inovio Know-How and Inovio’s interest in any Collaboration IP to develop, use, make, have made, offer for sale, sell, import, market, distribute and promote Companion Diagnostics for Products in the Field in the Territory.

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(b)    License Grant from Apollo to Inovio.
(i)    Subject to the terms and conditions of this Agreement, Apollo hereby grants to Inovio a limited, exclusive (even as to Apollo), royalty-free, non-transferable and non-assignable (except to the extent this Agreement is assignable) license (with the right to sublicense through multiple tiers) under Apollo’s interest in any Collaboration IP in each case which claim improvements to inventions Covered by any one or more Patents among the Inovio Patents, to develop, use, make, have made, offer for sale, sell, import, market, distribute and promote VGX-3100 and the Products; in each case (i) outside of the Territory and (ii) within the Territory but outside of the Field; and
(ii) a limited, exclusive (even as to Apollo), royalty-free, non-transferable and non-assignable (except to the extent this Agreement is assignable) license (with the right to sublicense through multiple tiers) under the Apollo Know-How, Delivery Device IP, and Apollo’s interest in any Collaboration IP in each case which claim improvements to inventions Covered by any one or more Patents among the Delivery Device IP to develop, use, make, have made, offer for sale, sell, import, market, distribute and promote Delivery Devices, for the sole purpose of use in connection with the Product (i) outside of the Territory and (ii) within the Territory but outside of the Field.
(iii) A limited, nonexclusive (even as to Apollo), royalty-free, non-transferable and non-assignable (except to the extent this Agreement is assignable) license (with the right to sublicense through multiple tiers) under the Apollo Know-How and Apollo’s interest in any Collaboration IP to develop, use, make, have made, offer for sale, sell, import, market, distribute and promote Companion Diagnostics for Products (i) outside of the Territory and (ii) within the Territory but outside of the Field.
(iv)     Notwithstanding anything to the contrary in this Section 2.1(b), Inovio shall not grant a Third Party a sublicense under Sections 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iii) unless such Third Party agrees to grant to Inovio a royalty-free license to any improvements related to such Patents sublicensed to such Third Party of a scope such that allows Inovio to grant to Apollo a nonexclusive license under such Patents in the Field within the Territory without any royalty or payment other than those payable to Inovio under Section 6.3 of this Agreement. Inovio further agrees to grant to Apollo such sublicense. For the avoidance of doubt, no license is granted under this Section 2.1(b) with respect to any Patents that cover inventions that are made after termination of this Agreement or after expiration of this Agreement.
2.2    Sublicensees. Apollo shall have the right, in accordance with this Section 2.2 to grant Sublicenses under and in accordance with Section 2.1 to its Affiliates and Third Parties and, in the case of an Affiliate, solely for so long as such entity remains an Affiliate; however, all Sublicensees shall not have a further right to sublicense. Apollo shall ensure that each of its Sublicensees is bound by a written agreement containing provisions at least as protective of VGX-3100, the Products, Inovio, the Inovio Patents, the Inovio Know-How, and Inovio’s interest in any Collaboration IP as this Agreement. Promptly following the execution of each Sublicense, Apollo shall provide Inovio with an executed copy of such Sublicense, which copy may be redacted with respect to terms that are not necessary to determine Apollo’s compliance with the terms and conditions of this Agreement.
2.3    Excluded Activities by Parties.

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(a)    Apollo agrees that neither it, nor any of its Affiliates, will sell or provide VGX-3100 or the Products to any Third Party if Apollo or its relevant Affiliate knows, or has reason to believe, that VGX-3100 and/or the Products, as the case may be, sold or provided to such Third Party would be sold or transferred, directly or indirectly, for use outside of the Territory.
(b)    Inovio agrees that neither it, nor any of its Affiliates, will sell or provide VGX-3100 or the Product to any Third Party if Inovio or its relevant Affiliate knows, or has reason to believe, that VGX-3100 and/or the Products, as the case may be, sold or provided to such Third Party would be sold or transferred, directly or indirectly, for use in the Field within the Territory.
2.4    No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under the intellectual property it owns or Controls, and no additional rights shall be deemed granted to the other Party by implication, estoppel or otherwise. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the Inovio Patents with respect to any active pharmaceutical ingredient other than VGX-3100.
2.5    Exclusivity.
(a)    Subject to the MedImmune Agreement, Inovio will not itself or through or with any Third Party (including through the grant of any license or option to any Third Party) discover, research, develop, and/or commercialize any DNA immunotherapy targeting the E6 and E7 proteins of HPV types 16 and 18 within the Territory. For clarity, should the MedImmune Agreement terminate or expire, Inovio’s rights to continue development and commercialization of INO-3112 or INO-3112 in combination with one or more immunostimulants shall remain.
(b)    Apollo will not itself or through or with any Third Party (including through the grant of any license or option to any Third Party) discover, research, develop, and/or commercialize any DNA immunotherapy targeting the E6 and E7 proteins of HPV types 16 and 18, other than the Product, within the Territory.
2.6    Option to INO-3112 on termination of the MedImmune Agreement. Upon termination of the MedImmune Agreement in its entirety or with respect to INO-3112 in the Territory, then Inovio shall promptly provide Apollo with written notice of such termination. Apollo shall have an option (the “3112 Option”) to negotiate an exclusive license to research, develop and commercialize INO-3112 in the Territory in the INO-3112 Field. Apollo may exercise the 3112 Option within ninety (90) days after Apollo’s receipt of Inovio’s written notice (the “Option Period”). If Apollo exercises the 3112 Option within the Option Period, then the Parties agree to negotiate in good faith an amendment to this Agreement or a separate license agreement to include rights to INO-3112 in the Territory in the INO-3112 Field, such negotiation to be completed within six (6) months after Apollo’s exercise of the 3112 Option. If the Parties cannot agree to the terms and conditions of such amendment or separate agreement within the Negotiation Period, then Inovio shall be free to license INO-3112 to a Third Party in the Territory in the INO-3112 Field, provided, however, that for a period of one (1) year after the end of the Negotiation Period, Inovio will not offer any Third Party terms for a license to INO-3112 in the Territory in the INO-3112 Field that are more favorable to such Third Party than the last terms offered by Apollo, without first offering such more favorable terms to Apollo.

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ARTICLE III

GOVERNANCE
3.1    Joint Steering Committee.
(a)    Establishment. Within thirty (30) days following the Effective Date, Inovio and Apollo shall establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee, review and coordinate the activities of the Parties under this Agreement, including, the development of Products for registration, and the marketing and distribution of Products, in the Field in the Territory, subject to the provisions of this Article 3.
(b)    Duties. The JSC shall:
(i)    Provide a forum for the Parties to exchange information and coordinate their respective activities with respect to matters pertaining to the development, manufacture, marketing and distribution of the Products in the Field in the Territory, and matters pertaining to the registration of Products in the Field in the Territory;
(ii)    Provide a forum to review with Inovio decisions by Apollo regarding material development, regulatory, manufacturing and commercial matters pertaining to the Product in the Field in the Territory; and
(iii)    Perform such other duties as are specifically assigned to the JSC in this Agreement, including without limitation, review and oversight of the Product Plan, and regulatory strategy as provided in Section 4.1. The JSC shall review and approve any changes to the Product Plan, and such changes shall be reflected in written amendments to the Product Plan.
3.2    Committee Membership. The JSC shall be composed of an equal number of representatives from each of Apollo and Inovio, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Apollo and Inovio shall be two (2) representatives, at least one of whom shall be at the Vice President level or above. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JSC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative. The JSC may at its discretion establish subcommittees as necessary for the governance and operation of the activities under this Agreement, and attempt to resolve any disputes at the JSC level.
3.3    Committee Meetings. The JSC shall meet at least once each calendar quarter, or more or less often as otherwise agreed to by the Parties. All JSC meetings may be conducted by telephone, video-conference or in person; provided, however, that the JSC shall meet in person at least once each calendar year, unless the Parties mutually agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person meetings for the JSC shall be held on an alternating basis between Inovio’s facilities and Apollo’s facilities. Each Party shall bear its own personnel and travel costs and expenses

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relating to JSC meetings. With the consent of the Parties (not to be unreasonably withheld, conditioned or delayed), other employee representatives of the Parties may attend any JSC meeting as non-voting observers.
3.4    Decision-Making. Decisions of the JSC shall be made by unanimous vote, with at least one (1) representative from each Party participating in any vote. In the event that the JSC fails to reach unanimous agreement with respect to a particular matter within its authority, then if a decision would result in a material change to either (i) a method of manufacture of a Product or Delivery Device or (ii) a clinical study design or protocol, in each case with reference to such method of manufacture or clinical study design or protocol as practiced by Inovio, and such change reasonably could result in a material adverse impact on Product quality or patient safety, then such decision shall be presented to Senior Executives of Apollo and Inovio for resolution. If the Senior Executives cannot agree on a decision within thirty (30) days of the request to do so, then Inovio shall have the final decision, except that in exercising such final decision authority, Inovio shall not be entitled to: (i) increase the amounts budgeted by Apollo under the Product Plan; (ii) require Apollo to violate any applicable law or any agreement it may have with any Third Party, or (iii) amend the terms and conditions of this Agreement. For all other decisions, Apollo shall have final decision making authority.
3.5    Scope of Governance. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.
ARTICLE IV

DEVELOPMENT, TECHNOLOGY TRANSFER AND REGULATORY ACTIVITIES
4.1    Product Plan.
(a)    Initial Product Plan and Product Plan. Within sixty (60) days following the Effective Date, Apollo and Inovio will develop a mutually agreed-upon initial written product development plan for the Product and Delivery Device (the “Initial Product Plan”). Within ninety (90) days after the Effective Date, Apollo shall provide to the JSC for its approval a detailed written development plan based on the Initial Product Plan, setting out the anticipated development activities with respect to the Product and the Delivery Device to be conducted by or on behalf of Apollo (the “Product Plan”).
(b)    Changes to the Product Plan. The JSC shall review the Product Plan on an ongoing basis, and in no event less frequently than once each calendar half-year, and may suggest changes to the Product Plan, which changes only shall be included in the Product Plan with the consent of the JSC.

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4.2    Development Activities of Apollo.
(a)    Conduct of Development Activities. Apollo shall, at its expense, use Commercially Reasonable Efforts to carry out all clinical development and other activities required to obtain Marketing Approvals for Products and the Delivery Device within the Field in the Territory. Apollo will conduct clinical trials in the Territory pursuant to applicable laws and regulations in local jurisdictions within the Territory. Apollo shall carry out all such activities in accordance with the then-current Product Plan and the provisions of this Agreement.
(b)    Inovio acknowledges that Apollo will collaborate with Beijing Advaccine Biotech ("BAB") or other Third Party designated by Apollo to develop the Product and Delivery Device in the Field in the Territory. BAB or other third party designated by Apollo will be responsible for product development and clinical studies required for approval of the Product (including the Delivery Device) in the Field in the Territory, in accordance with a cooperation agreement to be entered into between Apollo and BAB or other third party designated by Apollo.
4.3    Conduct of Activities. Each Party shall conduct those activities allocated to such Party under the Product Plan in compliance in all material respects with all applicable laws, rules and regulations and in accordance with good scientific and clinical practices, applicable under the laws and regulations of the country in which such activities are conducted.
4.4    Technology Transfer.
(a)    Without limiting the licenses and other rights and obligations under this Agreement, Inovio shall, at no additional charge to Apollo, deliver, and cause its Affiliates to deliver, to Apollo or Apollo’s designated Affiliate upon Inovio’s receipt of the upfront payment under Section 6.1 and at the written request by Apollo (and, thereafter during the Term, no less frequently than on a quarterly basis and more frequently upon reasonable request by Apollo) all data, information and reports in its possession relating to VGX-3100, and the Product, tangible embodiments of Inovio Know-How which is reasonably necessary or useful for the development, and/or commercialization of VGX-3100, and the Product.
(b)    Apollo shall have the option to initiate the transfer to Apollo or Apollo’s designated Affiliate (the “Option Right”) of all data, information and reports in its possession relating to the Delivery Device, tangible embodiments of Inovio Know-How which is reasonably necessary or useful for the manufacture, and/or commercialization of the Delivery Device within thirty (30) days after the earlier of: (i) first dosing of the first subject in a Phase 1 study as set forth within the Product Plan, or (ii) if Apollo reasonably believes that such technology transfer is required to comply with the rules and regulations of a Regulatory Authority to file a Marketing Approval Application for the Product (including the Delivery Device) in the Territory, within thirty (30) days after notice by Apollo at any time after Inovio’s receipt of the upfront payment under section 6.1.
(c)    In providing technology transfer services under Section 4.4(a) and Section 4.4(b), for either the Product or the Delivery Device, as applicable and expressly provided for in section

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9.3 below, Inovio shall provide such services at [***] up to a total of [***] (“FTE”) employee, and Inovio will use Commercially Reasonable Efforts to promptly complete such transfer. If Apollo reasonably requests that Inovio designate additional employee resources in connection with this Section 4.4, Inovio shall invoice, and Apollo agrees to pay Inovio for: (i) additional FTE resources at a rate of [***] and (ii) [***].
4.5    Upon the exercise of the Option Right, without limiting the licenses and other rights and obligations under this Agreement, Inovio shall, at no additional charge to Apollo, deliver, and cause its Affiliates to deliver, to Apollo within thirty (30) days following the exercise of the Option Right (and, thereafter during the Term, no less frequently than on a quarterly basis and more frequently upon reasonable request by Apollo) all data, information and reports in its possession relating to the Delivery Device, tangible embodiments of Inovio Know-How which is reasonably necessary or useful for the development, manufacture, and/or commercialization of the Delivery Device.
4.6    Regulatory Matters.
(a)    Responsibility for Regulatory Filings. Apollo shall be responsible, at its expense, for filing, obtaining and maintaining approvals for the development and commercialization of each Product, alone or in combination with the Delivery Device, in the Territory, including any such IND, MAA or Marketing Approval, as well as pricing or reimbursement approvals in the Territory. All such activity shall be done in full consultation with the JSC. Apollo shall also obtain any export approvals required by the CFDA to import or export the Product to any country within the Territory. All such filings will be in the name of Apollo, except where otherwise required by local law.
(b)    Other Regulatory Matters. Each Party will promptly provide the other Party with copies of all material documents, information and correspondence received from a Regulatory Authority (including a written summary of any material communications in which such other Party did not participate) within the Territory and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority within the Territory relating to VGX-3100, the Delivery Device and/or Products or activities under the Agreement.
4.7    Regulatory Cooperation. Apollo shall be responsible for liaising with and managing all interactions with Regulatory Authorities in the Territory. To the extent relating to VGX-3100, the Product and/or the Delivery Device within the Territory or activities under the Agreement, Apollo shall:
(i)    keep Inovio informed, as promptly as reasonably practicable and in no event later than five (5) business days following any and all material interactions with such Regulatory Authorities; and
(ii)    provide Inovio with a copy of any material documents, information and correspondence submitted to the CFDA or any other Regulatory Authority within the Territory to the extent such

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provision is practicable and as soon as reasonably practicable, which in no event shall be later than five (5) business days of any such correspondence.
4.8    Exchange of Data and Know-How.
(a)    By Either Party. During the Term of this Agreement, each Party shall provide to the other Party all such Party’s Know-How (i.e., in case of Inovio, Inovio Know-How, and in the case of Apollo, all Apollo Know-How) that is Controlled by such Party and that has not previously been provided hereunder, in each case promptly upon request by the other Party. The Party providing such Party’s Know-How shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies as reasonably requested and an opportunity for the other Party or its designee to inspect (and copy) all other materials comprising such Know-How (including for example, original patient report forms and other original source data). All preclinical and clinical Data generated under the Product Plan will be shared at least monthly. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Inovio Know-How and the Apollo Know-How.
(b)    Provision of Data to JSC. Upon request by the JSC, each Party shall promptly provide the JSC with summaries in reasonable detail of all Data generated or obtained in the course of such Party’s performance of activities under the Product Plan.
4.9    Sharing of Regulatory Filings. Without limiting Section 4.7 above, each Party shall permit the other to access, and shall provide the other Party with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement (including the right of Inovio to commercialize the Product outside of the Territory), all of such Party’s, its Affiliates’ and, to the extent it has the right to do so, its Sublicensees’ Data, regulatory filings and regulatory communications associated with any submissions of MAAs or other approvals for the Product and the Delivery Device respectively in the Territory. Without limiting the foregoing, Inovio shall permit Apollo to access and shall provide Apollo with sufficient rights to reference and use in support of Apollo’s MAAs and Marketing Approvals in the Territory, Inovio’s IND for VGX-3100 and any Regulatory Filings for the Delivery Device outside of the Territory.
4.10    Reporting; Adverse Drug Reactions.
(a)    Pharmaco-Vigilance Agreement. In conjunction with this Agreement, the Parties shall enter into a pharmaco-vigilance agreement on reasonable and customary terms, no later than sixty (60) days prior to the first use of a Product in a human subject in the Territory including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to VGX-3100, the Delivery Device, and the Products; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis.
(b)    Adverse Event Reporting. As between the Parties: (i) Apollo shall be responsible for the timely reporting of all adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to VGX-3100, the Delivery Device and Products to the

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appropriate Regulatory Authorities in the Territory, and shall report all serious adverse events in all cases within forty-eight (48) hours; and (ii) Inovio shall be responsible for reporting all adverse drug reactions/experiences, product quality complaints and product safety data relating to VGX-3100, the Delivery Device, and Products to the appropriate Regulatory Authorities outside of Territory; all in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities. Apollo shall ensure that its Affiliates and Sublicensees comply with such reporting obligations in the Territory.
ARTICLE V

COMMERCIALIZATION
5.1    Apollo Commercialization. Apollo shall be responsible for commercialization, distribution, marketing and promotion of the Products in the Field in the Territory.
ARTICLE VI

PAYMENTS
6.1    Upfront Payment. Apollo shall pay to Inovio an upfront payment in the amount of Twenty-Three Million Dollars ($23,000,000) payable within three (3) Business Days after the Effective Date. The upfront payment set forth in this Section 6.1 shall not be refundable or creditable against any future milestone payments, royalties or other payments by Apollo to Inovio under this Agreement. “Business Day,” as used in this Section 6.1, shall mean any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the People’s Republic of China or is a day on which banking institutions located in the People’s Republic of China are authorized or required by law or other governmental action to close.
6.2    Milestone Payments.
(a)    Milestone Payments. In addition to the upfront payment set forth in Section 6.1, Apollo shall pay to Inovio the milestone payments set out below following the first achievement by Apollo, or any of its Affiliates or Sublicensees, or by Inovio or any of its Affiliates or licensees, of the corresponding milestone set out below, in accordance with this Section 6.2 and the payment provisions in Article 7:

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Milestone Event	Milestone Payment
1. first Marketing Approval, by Inovio, its Affiliate or its licensee, of the Product in either:
(a) the indication of cervical dysplasia within the Field by the FDA in the United States; or
(b) an indication other than cervical dysplasia within the Field by the FDA in the United States, and at the time of such Marketing Approval, Apollo is developing or has developed the Product for such indication; and
a subsequent indication of cervical dysplasia approved within the Field by the FDA in the United States

2. first Marketing Approval, by Apollo, its Affiliates or Sublicensees, of the Product in the indication of cervical dysplasia or other indication within the Field:
(a) (i) by the applicable Regulatory Authority in the Republic of Korea (only if prior to receipt of the first Marketing Approval in China); and
   (ii) first Marketing Approval, by Apollo, its Affiliates or Sublicensees, of the Product in the indication of cervical dysplasia or other indication within the Field by the CFDA (only if subsequent to Marketing Approval in the Republic of Korea); or
(b) first Marketing Approval, by Apollo, its Affiliates or Sublicensees, of the Product in the indication of cervical dysplasia or other indication within the Field by the CFDA
For sake of clarity, the Parties agree that cervical dysplasia encompasses cervical high grade squamous intraepithelial neoplasia (HSIL) and cervical intraepithelial neoplasia (CIN) grade 2 or 3; but does not include vulval or anal intraepithelial neoplasias. For clarity, the total amount payable under Section 6.2(a)(1) is [***].
[***] [***] [***], or if the first payment under section 6.2 1(b) is not paid, then [***] [***] [***] [***]
(b)    Reports and Payments. Each Party, as applicable, shall notify the other Party in writing within thirty (30) days after the achievement of each milestone set out in Section 6.2(a) by such Party, or any of its Affiliates or Sublicensees or licensees, as applicable. Each such notice by Apollo shall include the appropriate milestone payment, subject to Section 6.4. For any milestones achieved by Inovio or its Affiliates or licensees, Apollo shall make the applicable milestone payment within seventy-five (75) days after receipt of Inovio’s notice that such milestone has been achieved. Any milestone payable by Apollo pursuant to this Section 6.2 shall be made no more than once with respect to the achievement of each milestone set out in Section

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6.2(a). For the avoidance of doubt, the milestone payments set forth in this Section 6.2 shall not be refundable and shall not be creditable against future milestone payments, royalties or other payments to Inovio under this Agreement.
6.3    Royalty Payments to Inovio.
(a)    Royalty Rate. Subject to the terms and conditions of this Agreement, in further consideration of the rights granted to Apollo under this Agreement, Apollo shall pay to Inovio royalties at the rate set out below on Net Sales of Products in the Territory:

Annual Net Sales of Product	Royalty Rate
On Annual Net Sales up to and including US [***] On additional Annual Net Sales>US $[***] and up to and including US [***] On additional Annual Net Sales of greater than US [***]	[***] [***] [***]
(b)    Royalty Term. Apollo’s obligation to pay royalties under this Section 6.3 for each Product shall commence on the First Commercial Sale of a Product in the Territory and continue on a Product-by-Product basis, until the later of: (i) ten (10) years after the First Commercial Sale of such Product in the Territory, and (ii) the expiration of the last-to-expire Patent covering the Product in the Territory (the “Royalty Term”). After the expiration of the Royalty Term in a country for a Product, no further royalty payments shall be due with respect to such Product in such country.
(c)    Generic Competition. During the portion of the applicable Royalty Term in a particular country where there are one or more products being sold in such country that are Biosimilar Products with respect to such Product, then the royalty rates set forth in Section 6.3(a), with respect to such Product shall be reduced as follows:
(i)    [***] in the event that in any calendar quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceeds a [***];
(ii)    [***] in the event that in any calendar quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceeds a [***]
For purposes of this Section 6.3(c), “market” refers to the aggregate of the sales of the Biosimilar Product(s) and the applicable Product in a country.
(d)    Combination Products. In the event a Product is sold as part of a Combination Product, the Net Sales of each Product which is part of such Combination Product, will be:
(i)    the amount determined by multiplying the Net Sales of the Combination Product, during the applicable reporting period, by the fraction A/(A+X), where: A is the average gross sales price of the Product; and X is the average gross sales price of any active component (whether a biological or

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chemical component) included in a Combination Product that is not itself a Licensed Product (an “Additional Product”) (if any) (and in the event of other Additional Products, the average gross sales price of those will also be added) when such Additional Products are sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Product and the Additional Products did not occur in such period, then in the most recent reporting period in which sales of both occurred; or
(ii)    in the event that the average gross sales price cannot be determined pursuant to clause 6.3(d)(i) above, for such Product and any other Product or Additional Product(s) in such Combination Product (and the Product and/or any other Additional Product in such Combination Product is not sold separately), the Parties will discuss in good faith an appropriate method to calculate Net Sales of the Product contained in the Combination Products;
(iii)    If, after such good faith negotiations not to exceed [***], the Parties cannot agree to an appropriate adjustment to Net Sales, the dispute shall be initially referred to the Senior Executives of the Parties in accordance with Section 16.2. Should the Parties fail to agree within [***] of such referral, then the Net Sales shall equal such portion of the Net Sales of the Combination Product that is equivalent to the relative commercial value contributed by the components of the Combination Product.
(e)    Reports and Royalty Payment. Within sixty (60) days after the end of each calendar quarter, Apollo shall deliver to Inovio a report setting out in reasonable detail the information necessary to calculate the royalty payments due under this Section 6.3 with respect to Net Sales made in that calendar quarter, including:
(i)    units of the Product sold in the Territory during the relevant calendar quarter on a country-by-country basis;
(ii)    gross sales of the Product in the Territory in the relevant calendar quarter on a country-by-country basis;
(iii)    Net Sales in the relevant calendar quarter;
(iv)    all relevant deductions or credits due to Apollo in accordance with the terms of this Agreement; and
(v)    all relevant exchange rate conversions in accordance with Section 7.2.
Any amounts due under Section 6.3(a) for such calendar quarter shall follow up such statement.
6.4     PRC Approval. For any payment provided herein that requires PR China approval prior to payment to Inovio, Apollo shall immediately initiate the proper approval request following the occurrence of each respective payment or milestone event, and Apollo’s obligation to make such payment shall be tolled until such necessary approval has been obtained. Upon Apollo obtaining all such necessary approvals from PR China’s governmental authorities, payment to Inovio shall promptly be remitted, which shall not be greater than three (3) PRC business days from receipt of such approval. For sake of clarity, Inovio acknowledges that for the purpose of payment, Apollo will be required to

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obtain PR China approvals from National Equities Exchange and Quotations, Beijing Municipal Commission of Commerce, Tax Authority and Currency Exchange Authority, including for all the payments set forth in this Section 6.

ARTICLE VII

PAYMENTS; BOOKS AND RECORDS
7.1    Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal to: (i) the prime rate as reported by Citibank N.A., plus [***] per year; or (ii) if lower, the maximum rate permitted by law; calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a three hundred sixty five (365) day year. This Section 7.1 shall in no way limit any other remedies available to the Parties.
7.2    Currency Conversion. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in United States Dollars, and all payments by one Party to the other Party under this Agreement shall be paid in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties under this Agreement, such conversion shall be calculated using the average exchange rate for the conversion of foreign currency into United States Dollars, quoted for current transactions for both buying and selling United States Dollars, as reported in The Wall Street Journal (U.S. Western Edition) for the last business day of each month of the calendar quarter to which such payment pertains.
7.3    Withholding Taxes. If laws or regulations require withholding by Apollo of any taxes imposed upon Inovio on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Apollo as required by law from such payment and shall be paid by Apollo to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to Inovio as evidence of such payment. The Parties will exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction.
7.4    Records; Inspection. Apollo shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Inovio pursuant to this Agreement. Such books and records shall be kept for at least [***] following the end of the calendar quarter to which they pertain. Such records will be open for inspection by an independent auditor chosen by Inovio and reasonably acceptable to Apollo for the purpose of verifying the amounts payable by Apollo hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any

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such inspection. Inspections conducted under this Section 7.4 shall be at the expense of Inovio, unless a variation or error producing an underpayment in amounts payable exceeding [***] of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Apollo, together with interest on such unpaid amounts at the rate set forth in Section 7.1 above. The Parties will endeavor in such inspection to minimize disruption of Apollo’s normal business activities to the extent reasonably practicable.

ARTICLE VIII

CERTAIN COVENANTS
8.1    Diligent Efforts of Apollo. Apollo shall use a) best efforts to develop up to and through the initiation of the first Phase I clinical trial within the Territory in accordance with the Product Plan, and b) thereafter, Commercially Reasonable Efforts to develop, achieve Marketing Approval and sell the Product in the Territory. Without limiting the foregoing, Apollo agrees to use Commercially Reasonable Efforts to achieve the milestones set forth in Section 6.2.
8.2    General Communications. Each Party shall keep the other Party fully and promptly informed as to its progress and activities relating to the development, commercialization, marketing and promotion of the Product in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to the JSC at its meetings and as otherwise specified in this Agreement, or as reasonably requested by the other Party. In connection therewith, Inovio and Apollo shall provide each other with such information regarding such progress and activities under the Product Plan or otherwise relating to the Product, as the other Party may request from time to time. In order to facilitate the Parties’ exercise of their rights and fulfillment of their obligations hereunder, each Party agrees to give due consideration to any comments provided by the other Party with respect to such development, commercialization, marketing and promotion of VGX-3100 and/or any Product in the Territory.
8.3    Phase 3 Clinical Trial. Following the Effective Date, Inovio and Apollo shall discuss in good faith the inclusion of China sites within Inovio’s ongoing Phase 3 program for VGX-3100 (known as REVEAL 1 & 2). Any such inclusion of such China sites shall be subject to Inovio and Apollo’s joint assessment and selection of such sites based upon Inovio’s then-existing selection and inclusion criteria, and the Parties shall take into consideration any feedback from CFDA relating to such selection and inclusion criteria. Inovio shall provide necessary resources to support any such assessment and inclusion, and to ensure coordination of its VGX-3100 development activities with Apollo with respect to the Territory. As part of the Parties’ joint selection of China sites, Inovio will, at its expense, submit the necessary information to the FDA to include such China sites within the Phase 3 program and provide to Apollo copies of all material documents and information for VGX-3100, which are necessary to meet CFDA requirements, and Apollo will, at its expense, submit the necessary information to the CFDA to include such China sites. For clarity, Inovio’s commitment of resources

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with respect to development within the Territory shall be subject to cost allocation as set forth within Section 4.2(a).”
ARTICLE IX

MANUFACTURING AND SUPPLY
9.1    Clinical Supply. Inovio will provide Delivery Devices and VGX-3100 at Inovio's actual out-of-pocket cost, including reimbursement for out-of-pocket shipping costs, for Delivery Devices and VGX-3100 manufactured by any Third Party and, if manufactured by Inovio, Inovio’s fully burdened manufacturing cost (to be calculated in accordance with U.S. generally accepted accounting principles, consistently applied by Inovio) to support preclinical development and clinical studies in the Territory. Upon Apollo’s reasonable request, the Parties agree to negotiate in good faith the terms and conditions of a supply of Delivery Devices and/or VGX-3100 manufactured by or on behalf of Inovio (the “Clinical Supply Agreement”).
9.2    Commercial Supply. Inovio and Apollo will negotiate in good faith a product manufacturing and supply agreement for supply of Delivery Devices and VGX-3100 for commercial sales in the Territory under customary and reasonable terms (the “Commercial Supply Agreement”). The Parties will negotiate in good faith the terms and conditions of the Commercial Supply Agreement within one hundred twenty (120) days after the Effective Date, provided that Apollo may extend such one hundred twenty (120) day period by an additional ninety (90) days on written notice to Inovio .
9.3    Manufacture for the Territory.
(a)    Subject to the terms and conditions of this Agreement, Apollo shall have the exclusive right to manufacture VGX-3100, the Delivery Device and the Products for distribution in the Territory.
(b)    With respect to VGX-3100, and the Product, upon Apollo’s request, Inovio shall transfer to Apollo (or to a Third Party manufacturer designated by Apollo) the Inovio Manufacturing Technology, in order to enable Apollo (or its Third Party manufacturer) to use the Inovio Manufacturing Technology for purposes of the manufacture of the VGX-3100, and the Product and to replicate the processes employed by or on behalf of Inovio (including any Third Party manufacturer of Inovio). Such transfer shall include a written description of such Inovio Manufacturing Technology (the “Manufacturing Technology Documentation”). As applicable, if requested by Apollo, Inovio shall (and will use Commercially Reasonable Efforts to direct any Inovio Third Party manufacturer to) cooperate with and provide technical assistance (including on-site assistance) and consultation as reasonably requested by Apollo in connection with the transfer and the implementation of such Inovio Manufacturing Technology by Apollo or its Third Party manufacturer, and to assist Apollo or its Third Party manufacturer in using such Inovio Manufacturing Technology: (i) to manufacture VGX-3100 and/or Products and (ii) to obtain Regulatory Approval for (including the CMC, DMF or other regulatory filings relating thereto) the process for the manufacture of VGX-3100, and the Product. All such Manufacturing Technology Documentation shall be in the English language, and in sufficient detail and clarity

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for reasonably qualified personnel of Apollo or its Third Party manufacturer to understand and use the manufacturing processes disclosed thereunder. If available in electronic form, the Manufacturing Technology Documentation shall be provided in electronic format.
(c)    With respect to the Delivery Device, upon exercise by Apollo of the Option Right under Section 4.4(b), above, Inovio shall transfer to Apollo (or to a Third Party manufacturer designated by Apollo) the Inovio Manufacturing Technology, in order to enable Apollo (or its Third Party manufacturer) to use the Inovio Manufacturing Technology for purposes of the manufacture of the Delivery Device and to replicate the processes employed by or on behalf of Inovio (including any Third Party manufacturer of Inovio). Such transfer shall include a written description of such Inovio Manufacturing Technology (the “Manufacturing Technology Documentation”). As applicable, if requested by Apollo, Inovio shall (and will use Commercially Reasonable Efforts to direct any Inovio Third Party manufacturer to) cooperate with and provide technical assistance (including on-site assistance) and consultation as reasonably requested by Apollo in connection with the transfer and the implementation of such Inovio Manufacturing Technology by Apollo or its Third Party manufacturer, and to assist Apollo or its Third Party manufacturer in using such Inovio Manufacturing Technology: (i) to manufacture the Delivery Device and (ii) to obtain Regulatory Approval for (including the CMC, DMF or other regulatory filings relating thereto) the process for the manufacture of the Delivery Device. All such Manufacturing Technology Documentation shall be in the English language, and in sufficient detail and clarity for reasonably qualified personnel of Apollo or its Third Party manufacturer to understand and use the manufacturing processes disclosed thereunder. If available in electronic form, the Manufacturing Technology Documentation shall be provided in electronic format.
(d)    Supply of Key Components, Starting Materials and Intermediates. Upon request by Apollo, Inovio will cooperate with and assist Apollo with respect to the supply to Apollo by Inovio and/or Inovio’s Third Party manufacturers of any key components, starting materials and/or intermediates for use in the manufacture of VGX-3100, the Delivery Device and/or Products by Apollo (such key components, starting materials and/or intermediates being “Raw Materials”). Upon request by Apollo, Inovio will use Commercially Reasonable Efforts to obtain from its Third Party manufacturers the supply of Raw Materials reasonably requested by Apollo for use by Apollo in the manufacture of VGX-3100, the Delivery Device and/or Product prior to the initiation of a Phase 1 clinical trial for the Product in the Territory, provided that Apollo shall be responsible for reimbursing Inovio for its Third Party costs incurred in connection with such supply of such Raw Materials. In the event of such supply of Raw Materials by Inovio to Apollo, the Parties shall enter into a separate supply agreement for such supply. In addition, upon Apollo’ request, the Parties will work together in good faith to facilitate providing Apollo with an opportunity to obtain such supply of Raw Materials directly from such Third Party manufacturers of Inovio (rather than through Inovio under Inovio’s agreement with such Third Party manufacturers).
(e)    Third Party Manufacturing. Apollo may exercise any of its manufacturing rights with respect to VGX-3100, the Delivery Device and Products through one or more Third Party manufacturers, provided that (i) Inovio's input on the selection of such Third

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Party manufacturers are reasonably considered, and (ii) the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Inovio (including Inovio Know-How received by such Third Party manufacturer under Sections 9.1(b) or 9.1(c) above) that are substantially the same as (although may be shorter in duration than, provided that such duration shall not be less than ten (10) years from the effective date of the written obligation) those undertaken by the Parties pursuant to Article 10 hereof. Apollo will use Commercially Reasonable Efforts to secure for Inovio the right for Inovio to participate in any and all audit and inspection performed by Apollo with respect to a Third Party manufacturer, and otherwise, Apollo agrees to keep Inovio informed of any and all audits or inspections of such Third Party manufacturer performed by Apollo.
(f)    Improvements in the Manufacture of VGX-3100, the Delivery Device and/or Products. During the Term, each Party shall disclose to the other Party through the JSC any improvements made or developed with respect to the manufacture or synthesis of VGX-3100, the Delivery Device and Product and components, methods and materials used in the manufacture or synthesis of VGX-3100, the Delivery Device and/or Products (including components, starting materials and intermediates) Controlled by such Party (“Improvements”). Upon request by such other Party, such Party will provide such other Party, at no additional expense of such other Party, with the such Party’s Know-How in such Party’s or its Affiliate’s Control that are reasonably necessary or useful for such other Party or its Third Party manufacturer to use such Improvements in the manufacture of VGX-3100, the Delivery Device and/or Products.
ARTICLE X

CONFIDENTIALITY
10.1    Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party prior to its disclosure by the disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

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(d)    was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or
(e)    is developed by the receiving Party without use of or reference to any Confidential Information disclosed by the disclosing Party.
10.2    Permitted Disclosures. Notwithstanding the provisions of Section 10.1 above and subject to Sections 10.3 and 10.4 below, each Party hereto may use and disclose the other Party’s Confidential Information to its Affiliates, licensees, permitted Sublicensees, contractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, prosecuting or defending litigation, complying with applicable governmental laws or regulations, submitting information to tax or other governmental authorities or conducting clinical trials hereunder with respect to any Product. If a Party is required by law or regulations to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, permitted Sublicensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information as this Article 10.
10.3    Confidential Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with applicable laws and court orders, including securities laws, regulations or guidances; provided that in the case of clause (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.
10.4    Publication of Product Information. Prior to its publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data or other information relating to VGX-3100, the Delivery Device or any Product that has not previously published pursuant to this Section 10.4, the publishing Party shall provide the other Party a copy thereof for its review for at least thirty (30) days (unless such Party is required by law to publish such information sooner). The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period. In addition, the publishing Party shall, at the request of the other Party, remove any Confidential Information of such other Party therefrom, except the publishing Party shall have the right to publicly disclose any information, including Confidential Information, pertaining

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to safety of a Product that the publishing Party believes in good faith it is obligated or appropriate to disclose. Without limiting the foregoing, it is understood that the principles to be observed in any disclosures described in this Section 10.4 shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the publishing Party’s business. Accordingly, any comments provided by the other Party on a disclosure submitted to it by the publishing Party pursuant to this Section 10.4 and/or any requests for any Confidential Information to be removed from any such disclosure shall comply with such principles. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.
10.5    Publicity Review. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Product and other activities in connection with this Agreement that may reflect the terms of this Agreement or information that is not otherwise permitted to be disclosed under this Article 10, beyond what is required by law, and each Party may make such disclosures from time to time with the approval of the other Party, which approval shall not be unreasonably withheld or delayed. Such disclosures may include, without limitation, achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like. When a Party (the “Requesting Party”) elects to make any such public disclosure under this Section 10.5, it will give the other Party (the “Cooperating Party”) at least five (5) business days’ notice to review and comment on such statement, it being understood that if the Cooperating Party does not notify the Requesting Party in writing within such five day period of any reasonable objections, as contemplated in this Section 10.5, such disclosure shall be deemed approved, and in any event the Cooperating Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party's business. Accordingly, the Cooperating Party shall not withhold its approval of a proposed disclosure that complies with such principles.
10.6    Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.
ARTICLE XI

PATENT PROSECUTION AND ENFORCEMENT
11.1    Ownership of Inventions. Title to all inventions and other intellectual property made solely by Apollo personnel in connection with this Agreement shall be owned by Apollo. Title to all inventions and other intellectual property made solely by Inovio personnel in connection with this Agreement shall be owned by Inovio. Title to all inventions and other intellectual property made jointly by personnel of Inovio and Apollo in connection with this Agreement shall be jointly owned by Inovio

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and Apollo. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of, nor pay a share of the proceeds to, the other Party to practice, enforce, license, assign or otherwise exploit such jointly-owned inventions or intellectual property, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval or accounting, unless otherwise agreed to by the Parties in writing.
11.2    Prosecution and Maintenance of Inovio Patents.
(a)    Inovio Patent Rights. Inovio shall have the right, at its expense, to control the Prosecution and Maintenance of Patents included in the Inovio Patents as of the Effective Date, or which may be filed in any country after the Effective Date. To the extent any Inovio Patents are specifically directed to VGX-3100 or any Product, and/or manufacturing and/or use thereof, in the Field in the Territory (“Product-Specific Patents”), Inovio shall Prosecute and Maintain such Product-Specific Patents and shall consult with Apollo in good faith regarding the Prosecution and Maintenance of such Product-Specific Patents and shall take into account Apollo’s reasonable comments related to such matters. If Inovio determines not to file any Patent, or to abandon any Patent within such Product-Specific Patents or such Collaboration IP, Inovio shall provide Apollo with at least sixty (60) days’ written notice of such decision, prior to the deadline for filing any such Patent or the date on which such abandonment would become effective. In such event, Apollo shall have the right, at its option, to control the Prosecution and Maintenance of such Patent. For the purposes of this Section 11.2, “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues and requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent. Inovio agrees to use Commercially Reasonable Efforts to seek to obtain at least one (1) issued Patent covering VGX-3100 in the People’s Republic of China during the Term of the Agreement.
(b)    Inovio-Owned Collaboration IP; Joint Collaboration IP. Inovio shall have the right, at its expense, to control the Prosecution and Maintenance of Patents included among the Collaboration IP filed after the Effective Date that are solely owned by Inovio or jointly owned by Inovio and Apollo. Inovio shall consult with Apollo in good faith regarding the Prosecution and Maintenance of such Collaboration IP and shall take into account Apollo’s reasonable comments related to such matters. If Inovio determines not to file any Patent, or to abandon any Patent within such Collaboration IP, Inovio shall provide Apollo with at least sixty (60) days’ written notice of such decision, prior to the deadline for filing any such Patent or the date on which such abandonment would become effective. In such event, Apollo shall have the right, at its option, to control the Prosecution and Maintenance of such Patent.
(c)    Apollo-Owned Collaboration IP. Apollo shall have the right, at its expense, to control the Prosecution and Maintenance of Patents included among the Collaboration IP filed after the Effective Date that are solely owned by Apollo. Apollo shall consult with Inovio in good faith regarding the Prosecution and Maintenance of such Collaboration IP and shall take into account Inovio’s reasonable comments related to such matters. If Apollo determines not to file any Patent, or to abandon any Patent within such Collaboration IP, Inovio shall provide Apollo

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with at least sixty (60) days’ written notice of such decision, prior to the deadline for filing any such Patent or the date on which such abandonment would become effective. In such event, Inovio shall have the right, at its option, to control the Prosecution and Maintenance of such Patent.
(d)    Cooperation. Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution and Maintenance of the Inovio Patents undertaken by such other Party pursuant to this Section 11.2, including: (i) making available in a timely manner any documents or information such other Party reasonably requests to facilitate such other Party’s Prosecution and Maintenance of the Inovio Patents and Patents among the Collaboration IP pursuant to this Section 11.2; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any Inovio Patents and/or Patents among the Collaboration IP by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 11.2. Apollo shall hold all information disclosed to it under this Section 11.2 as Confidential Information.
11.3    Enforcement.
(a)    Notice. In the event that Inovio or Apollo becomes aware of actual or threatened infringement or misappropriation of any Inovio Patent or Inovio Know-How or any Patent among the Collaboration IP by the manufacture, sale or use in the Territory of a product that competes directly with a Product in any country within the Territory (an “Infringement”), that Party shall promptly notify the other Party in writing.
(b)    Initiating Enforcement Actions. If Inovio does not initiate proceedings or take other appropriate action within ninety (90) days of receipt of a request by Apollo to do so with respect to any Product-Specific Patent, then Inovio shall be entitled to initiate infringement proceedings or take other appropriate action against an Infringement at its own expense with respect to such Product-Specific Patent. The Party conducting such action shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interests of the other Party (including by making any admission or assertion of any position, that would materially adversely affect the validity, enforceability or scope of any Inovio Patent outside of the Territory), without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In any event, the Parties shall assist one another and cooperate in any such action at the other’s reasonable request.
(c)    Recovery. Apollo and Inovio shall recover their respective actual out-of-pocket expenses, or proportionate percentages thereof, associated with any litigation against infringers undertaken pursuant to this Section 11.3 above or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be shared between Apollo and Inovio, to the extent such recovery represents damages relative to the Infringement in the Territory, as follows: if Inovio is the Party bringing suit, such recovery shall be shared equally, and if Apollo

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is the Party bringing suit, the recovery shall be treated as Net Sales of Apollo, subject to royalties payable to Inovio pursuant to Section 6.3.
(d)    Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning an Infringement and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).
11.4    Third Party Infringement Claims. If the production, sale or use of VGX-3100, the Delivery Device, or any Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Inovio or Apollo (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. The Party subject to such Infringement Action shall have the right to direct and control the defense thereof; provided, however, that the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. In any event, the Party that is subject to the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. The Party who is subject to the Infringement Action agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect VGX-3100, the Delivery Device or the manufacture, use or sale of VGX-3100, the Delivery Device or any Product within or outside the Territory, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.
ARTICLE XII

TERM AND TERMINATION
12.1    Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a Product-by-Product basis until Apollo has no remaining royalty payment obligations in the Territory with respect to such Product (the “Term”). Upon expiration (but not an earlier termination) of this Agreement in each country of the Territory, Apollo shall have a perpetual, non-exclusive, fully paid-up, royalty-free license under the Inovio Patents and Inovio Know-How in the Field in the Territory to make, have made, use, sell, offer for sale and import such Product in the Field in the Territory.
12.2    Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach or default prior to the expiration of the ninety (90) day period. If the Breaching Party disputes in good faith that it has materially breached one of its material obligations under this Agreement other than an obligation to make any undisputed payment due under this Agreement, the 90-day cure period shall be tolled until the dispute has been resolved in accordance with Section 16.2.

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12.3    Termination For Convenience.
(a)    Each Party may terminate this Agreement in its entirety at any time if the Effective Date does not occur by March 31, 2018, upon written notice to the other Party;
(b)    Apollo may terminate this Agreement in its entirety at any time upon or after one (1) year after the Effective Date for any reason upon ninety (90) days’ prior written notice to Inovio; and
(c)    Inovio may terminate this Agreement in its entirety at any time if the upfront payment in section 6.1 is not received by Inovio on or before April 7, 2018, upon written notice to Apollo.
ARTICLE XIII

EFFECT OF TERMINATION
13.1    Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.
13.2    Rights on Termination. This Section 13.2 shall apply upon any termination of Apollo’s rights under this Agreement in its entirety, excluding only termination of this Agreement pursuant to Section 12.2 for Inovio’s breach.
(a)    Wind-down Period.
(i)    Development. In the event there are any ongoing clinical trials of any Product in the Territory, at Inovio’s request, following the date a notice of termination has been issued pursuant to Section 12.2 or 12.3, Apollo agrees to continue such trials in the normal course until the effective date of the termination, or, to the extent so requested by Inovio, to promptly transition to Inovio or its designee such clinical trials or portions thereof; in each case, at Inovio’s expense.
(ii)    Commercialization. To avoid a disruption in the supply of Product to patients, if the Agreement is terminated after the First Commercial Sale, Apollo, its Affiliates and its Sublicensees shall continue to distribute the Product in the Field in the Territory, in accordance with the terms and conditions of this Agreement, until the date on which Inovio notifies Apollo in writing that Inovio has secured an alternative distributor or licensee for the Product in the Field in the Territory, but in no event more for than six (6) months after the effective date of any termination of this Agreement (the “Wind-down Period”); provided that Apollo, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in a given country upon sixty (60) days’ notice by Inovio requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Apollo’s and its Affiliates’ and Sublicensees’ rights with respect to VGX-3100

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and the Products in the Field in the Territory shall be non-exclusive and, without limiting the foregoing, Inovio shall have the right to engage one or more other distributor(s) and/or licensee(s) of any Product in all or part of the Territory. Any Product sold or disposed by Apollo in the Field in the Territory during the Wind-down Period shall be subject to applicable payment obligations under Article 6 above. Within thirty (30) days of expiration of the Wind-down Period, Apollo shall notify Inovio of any quantity of the Products remaining in Apollo’s inventory and Inovio shall have the option, upon notice to Apollo, to repurchase any such quantities of the Products from [***] to cover indirect costs.
(b)    Assignment of Regulatory Filings and Marketing Approvals. At Inovio’s option, which shall be exercised by written notice to Apollo, Apollo shall assign or cause to be assigned to Inovio or its designee (or to the extent not so assignable, Apollo shall take all reasonable actions to make available to Inovio or its designee the benefits of) all regulatory filings and registrations (including INDs, MAAs and Marketing Approvals) for all Product in the Territory, including any such regulatory filings and registrations made or owned by Apollo’s Affiliates and/or Sublicensees. In each case, unless otherwise required by any applicable law or regulation, the foregoing assignment (or availability) shall be made within thirty (30) days after the effective date of any termination of this Agreement. In addition, Apollo shall promptly provide to Inovio a copy of all Data and Apollo Know-How pertaining to all Products in the Territory to the extent not previously provided to Inovio and Inovio shall have the right to use and disclose all Data and Apollo Know-How pertaining to such Products following termination of this Agreement.
(c)    Transition. Without limiting the foregoing, Apollo shall use Commercially Reasonable Efforts to cooperate with Inovio and/or its designee to effect a smooth and orderly transition in the development, sale and ongoing marketing, promotion and commercialization of the Products in the Territory during the Wind-down Period. Without limiting the foregoing, Apollo shall use Commercially Reasonable Efforts to conduct in an expeditious manner any activities to be conducted under this Section 13.2.
(d)    Licenses. Effective as of the date of any notice of termination of this Agreement pursuant to Section 12.2 or 12.3, to the extent requested by Inovio, Inovio shall have and is hereby granted by Apollo a worldwide license, with the right to grant sublicenses, under any Patents owned or Controlled by Apollo that are reasonably necessary, for the purposes of making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting VGX-3100 and Products; and Inovio hereby grants to Apollo a non-exclusive license of the same scope effective from the date of any such termination until the expiration of the applicable periods described in Section 13.2(a) and/or Section 13.2(b) above solely for the purposes of permitting Apollo to comply with its obligations under this Section 13.2.
(e)    Return of Materials. Within thirty (30) days after the end of the Wind-down Period upon request by Inovio, Apollo shall either return to Inovio or destroy all tangible items comprising, bearing or containing trademark, trade names, patents, copyrights, designs, drawings, formulas or other Data, photographs, samples, literature, sales and promotional aids and all Confidential Information of Inovio, that is in Apollo’s possession. Effective upon the end of the Wind-down Period, Apollo shall cease to use all trademarks and trade names of Inovio in the

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Territory, and all rights granted to Apollo hereunder with respect to VGX-3100 and all Products in the Territory shall terminate. In addition, all Data generated by or under authority of Apollo hereunder during the Term of the Agreement shall, to the extent it specifically pertains to VGX-3100 or the Product, be deemed Confidential Information of Inovio and not Confidential Information of Apollo (and will not be subject to the exclusion under Section 10.1(a) and (d) above).
(f)    Sublicensees. Any contracts with Sublicensees of any Product in the Territory engaged by Apollo other than Apollo’s Affiliates shall be assigned to Inovio to the extent Apollo has the right to do so and Inovio so requests. In the event such assignment is not requested by Inovio or Apollo does not have the right to do so, then the rights of such Sublicensees shall terminate upon termination of Apollo’s rights with respect to the Territory. Apollo shall ensure that its Affiliates and such Sublicensees (if not assigned to Inovio pursuant to this Section 13.2(f)) shall transition all Products back to Inovio in the manner set forth in this Section 13.2 as if such Affiliate or Sublicensee were named herein.
13.3    Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following provisions: Articles 1, 7, 13, 15 and 17 and Sections 2.5, 4.10, 6.3 and 6.4(c) (for obligations accrued prior to the date of termination), Sections 7.4, 10.1, 10.2 and 10.3 and 16.2; and Apollo’s obligations under Sections 10.4 and 10.5; and, in addition, (a) to the extent that any Product is sold during the Wind-down Period defined in Section 13.2(a)(ii) above, the following Sections shall survive: Section 6.2(b), and (b) upon the expiration (but not an earlier termination) of this Agreement, Section 4.9 shall survive with respect to those regulatory filings, regulatory communications and Data that are made or generated during the Term.
ARTICLE XIV

REPRESENTATIONS, WARRANTIES AND COVENANTS
14.1    General Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:
(a)    Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.
(b)    Due Execution; Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of its stockholders; (ii) to such Party’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or

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other agency having jurisdiction over such Party; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.
14.2    Representations and Warranties of Inovio. Inovio represents, warrants to Apollo that, as of the Effective Date:
(a)    it has the full right and authority to grant the rights and licenses as provided herein;
(b)    it has not previously granted any right, license or interest in or to the Inovio Patents, or any portion thereof, that is in conflict with the rights or licenses granted to Apollo under this Agreement, and the MedImmune Agreement does not conflict with the rights or licensed granted to Apollo under this Agreement;
(c)    to its knowledge, there are no actual, pending, alleged or threatened actions, suits, claims, interferences or governmental investigations involving VGX-3100, the Inovio Patents, the Inovio Know-How by or against Inovio, or any of its Affiliates. In particular, to its best knowledge, there is no pending or threatened product liability action nor intellectual property right litigation in relation to VGX-3100;
(d)    all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Inovio in order to enter into this Agreement have been obtained;
(e)    it has no knowledge of the existence of any Third Party rights (including, any patent or patent application) or contractual obligations to Third Parties that could prevent Apollo from making, having made, using, offering for sale, selling or importing VGX-3100, Products and Delivery Devices in the Field in the Territory;
(f)    it owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names and copyrights necessary to for the manufacture, development, and commercialization of VGX-3100, the Delivery Device and the Product as contemplated under this Agreement; Exhibit 1.21 is a complete and accurate list of all Patents owned by or Controlled by Inovio as of the Effective Date that are useful or necessary to research, develop, manufacture and commercialize VGX-3100 and/or the Products, including the DNA plasmids and Delivery Devices associated therewith;
(g)    to its knowledge, there is no actual, pending, alleged or threatened infringement by a Third Party of any of the Inovio Patents or the Inovio Know-How;
(h)    to its knowledge, none of the issued Inovio Patents are invalid or unenforceable; and
(i)    it is not currently in material breach of any of its obligations under the Existing Agreements and the Existing Agreements are in full force and effect; it is not aware of any

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circumstances that may lead to the termination of such Existing Agreements; and it covenants that it shall use diligent efforts not to materially breach any of its obligations under the Existing Agreements after the Effective Date;
(j)    all intellectual property rights relating to VGX-3100, the Delivery Device and the Products or the exploitation thereof licensed to Apollo pursuant to the Existing Agreements are Controlled by Inovio and the rights and obligations of the Parties hereunder are fully consistent with and are not limited by the Existing Agreements. To Inovio’s knowledge, no additional intellectual property rights or licenses are required for Apollo to research, develop, make, have made, use, sell, offer for sale, or import VGX-3100, the Products and/or Delivery Device as contemplated herein, or for Inovio to perform its obligations under this Agreement, other than those already granted under this Agreement;
(k)    Inovio shall use best efforts to seek to modify relevant agreements with its licensors to be able to permit Apollo to sublicense the license granted by Inovio to Apollo under Section 2.1(a)(i) through multiple tiers of sublicensees, and if Inovio obtains such right, the license under Section 2.1(a)(i) will automatically be amended to include the right to grant sublicenses through multiple tiers.
14.3    Representations and Warranties of Apollo. Apollo represents and warrants to Inovio that, as of the Effective Date:
(a)    it has the full right and authority to grant the rights granted herein;
(b)    all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Apollo in order to enter into this Agreement have been obtained;
(c)    neither it nor any of its Affiliates (including any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of Apollo or its Affiliate, “Agents”):
(i)    has been debarred or is subject to debarment, and neither Apollo nor any of its Affiliates or Agents will use in any capacity, in connection with the development, manufacture or commercialization of the Products, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section or any action or conviction under a similar law in any country. Nor is any such action, suit, claim, investigation or legal or administrative proceeding pending or, to the best knowledge of Apollo, its Affiliates and Agents, threatened or likely to arise.
(ii)    will, in connection with performance of the Agreement or exercising rights thereunder, make any actions or omissions that are prohibited by applicable law; and
(iii)     neither (A) is, nor is controlled by, a person subject to sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on any list of

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restricted entities, persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, or Excluded Parties List or the like, or any similar Applicable Law (any such person, a “Restricted Party”) nor (B) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state Applicable Law; and
(d)    Apollo does not have any knowledge that any of Inovio’s representations and warranties set forth in Sections 14.1 and 14.2 above are inaccurate.
14.4    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
ARTICLE XV

INDEMNIFICATION
15.1    Indemnification of Inovio. Apollo shall indemnify and hold harmless each of Inovio, its Affiliates and the directors, officers, and employees of such entities and the successors and assigns of any of the foregoing (the “Inovio Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Inovio Indemnitee, arising from, or occurring as a result of: (a) the manufacture, use, marketing, distribution, importation or sale of VGX-3100, the Delivery Device and/or Product by Apollo, its Affiliates or Sublicensees in the Territory, including, any products liability claims; and (b) any material breach of any representations, warranties or covenants by Apollo in Article 14 above; except to the extent such Third Party Claims fall within the scope of Inovio’s indemnification obligations set forth in Section 15.2 below or result from the fault of a Inovio Indemnitee.
15.2    Indemnification of Apollo. Inovio shall indemnify and hold harmless each of Apollo, its Affiliates and Sublicensees and the directors, officers and employees of Apollo, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Apollo Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Apollo Indemnitee, arising from, or occurring as a result of: (a) the manufacture, use, marketing, distribution, importation or sale of VGX-3100, the Delivery Device and/or Product by Inovio, its Affiliates or licensees outside the Territory, including, any products liability claims; (b) the manufacture of VGX-3100, the Delivery Device and/or Product by or on behalf of Inovio for use in the Territory, and (c) any material breach of any representations, warranties or covenants by Inovio in Article 14 above, except to the extent such Third Party Claims fall within the scope of Apollo’s indemnification obligations set forth in Section 15.1 above or result from the fault of an Apollo Indemnitee.

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15.3    Procedure. A Party that intends to claim indemnification under this Article 15 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Section 15.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 15.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 15.3. The Indemnitee under this Section 15.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
ARTICLE XVI

DISPUTE RESOLUTION
16.1    Dispute Resolution. The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement under this Agreement (each a “Dispute”), shall first be resolved through the procedures set forth in this Article 16.
16.2    Disputes. With respect to all Disputes, the Dispute shall first be presented to Senior Executives of Apollo and Inovio, or their respective designees for resolution. If the Senior Executives, or their respective designees, cannot resolve the Dispute within thirty (30) days of the request to do so, either Party may initiate final, binding arbitration pursuant to this Section 16.2. Any arbitration pursuant to this Section 16.2 shall be conducted in English, by the International Chamber of Commerce (“ICC”) in Hong Kong, in accordance with the ICC Rules of Arbitration, as modified by this Section 16.2 (the “Rules”), by a single arbitrator appointed in accordance with such Rules. If the arbitrator determines it appropriate, the arbitrator shall select an expert who has at least ten (10) years’ experience in the biotechnology industry at the vice president level or above, or an individual as nearly meeting such qualifications as is practicable as determined by the arbitrator, to advise on the proposed resolution of the dispute. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 16.2 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. Any award resulting from the arbitration shall be final and binding on the Parties.
16.3    Interim Relief. Notwithstanding anything in this Article 16 to the contrary, Inovio and Apollo shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, pending the selection of the arbitrator or arbitrator’s determination of the merits of any Dispute.

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ARTICLE XVII

GENERAL PROVISIONS
17.1    Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of force majeure (including, fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance or acts of God), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
17.2    Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to conflict of law principles.
17.3    Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
17.4    Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.
17.5    Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period.
17.6    Entire Agreement; Translations. This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral, between Inovio and Apollo with respect to such subject matter. The Parties prepared this Agreement in

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the English language, and in the event of any conflict between the English language version of this Agreement and a translation of this Agreement, the English language version will govern.
17.7    Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (b), (c) or (d) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To Apollo: Apollo Saturn Corp 17/F, JiaTai, Tower A, No.41, E 4th Ring Road, Beijing, 100025, PR China. Telephone: Attention: Dr. Yang Weiping Email: yangweiping@apollobio.com	To Inovio: Inovio Pharmaceuticals, Inc. 660 West Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 USA Telephone: +1 (267) 440-4201 Attention: Joseph Kim Email: joseph.kim@inovio.com

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.
17.8    Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement without the other Party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise, provided that the Party to whom this Agreement is assigned assumes this Agreement in writing or by operation of law. In addition, either Party shall have the right to assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that the assigning Party guarantees the performance of this Agreement by such Affiliate. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 17.8 shall be null and void.
17.9    No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Inovio and Apollo. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
17.10    Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its

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meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.
17.11    Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Inovio and Apollo are subject to prior compliance with the export regulations of the United States, China or any other relevant country and such other laws and regulations in effect in the United States, China or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States, China and any other relevant countries. Inovio and Apollo shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.
17.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated License and Collaboration Agreement as of the date first set forth above.

INOVIO PHARMACEUTICALS, INC.
BY: /s/ J. Joseph Kim
NAME: J. Joseph Kim, Ph.D.
TITLE: President & CEO

BEIJING APOLLO SATURN BIOLOGICAL TECHNOLOGY LIMITED.
BY: /s/ Yang Weiping
NAME: Yang Weiping, Ph.D.
TITLE: Chief Executive Officer

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EXHIBIT 1.21
Inovio Patents

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